     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 25, 2023, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 203 (included in Invesco Unit Trusts, Municipal Series 1331) as of January 31, 2023, and for each of the three years in the period ended January 31, 2023, and the financial highlights for the period from February 20, 2019 (date of deposit) through January 31, 2020 and for each of the three years in the period ended January 31, 2023, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-222037) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 25, 2023